Exhibit 6.7

MANAGEMENT SERVICES AGREEMENT

OF

LANDA APP LLC - 271 TIMBER WOLF TRAIL GRIFFIN GA LLC

This Management Services Agreement (this “Agreement”) is made and entered into as of the date set forth on the signature page attached hereto, by and between Landa Holdings, Inc., a Delaware corporation (“Landa Holdings”) and LANDA APP LLC - 271 TIMBER WOLF TRAIL GRIFFIN GA LLC (the “Series”) a registered series of Landa App LLC (the “Company”).

WHEREAS, the Series holds a single residential or commercial rental property as its main source of income (the “Property”); and

WHEREAS, Landa Holdings, by and through its officers, employees, agents, representatives and affiliates, has experience in property acquisition and management, legal and accounting services and with other services relating to the property rental business of the Series; and

WHEREAS, the Series acknowledges the expertise of Landa Holdings and desires to engage Landa Holdings for, among other things, property acquisition services, property management services, consulting services, legal and accounting services, services related to the Landa Mobile Application and other related services, as described on Schedule A attached hereto (the “Services”), and Landa Holdings is willing to provide the Services to the Series; and

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions set forth herein, the parties hereto agree as follows:

1.	Appointment. The Series hereby appoints Landa Holdings to act as its manager, and Landa Holdings hereby agrees, upon the terms and subject to the conditions set forth herein, to act as the Series’ manager and provide the Services for the Series accordingly.

2.	Fees and Expenses. In connection with the Services, the Series shall pay to Landa Holdings the applicable fees (the “Fees”) and shall reimburse Landa Holdings for certain expenses (“Expenses”), each as set forth on Schedule B attached hereto.

3.	Term and Termination.

(a)	Term. Landa Holdings shall provide the Services to the Series for a period commencing on the date hereof and continuing for one (1) year (the “Initial Term”). The Initial Term shall renew automatically for additional one-year terms thereafter unless Landa or the Series provides notice to the other party in writing at least ninety (90) days before the expiration of the Initial Term or any one-year renewal thereof of its desire to terminate this Agreement.

(b)	Termination. This Agreement may be terminated only upon the mutual written consent of both parties hereto.

(c)	Survival. Notwithstanding anything in this Agreement to the contrary, (i) the provisions of Section 2 shall survive the termination of this Agreement and (ii) no termination of this Agreement, whether pursuant to this Section 3 or otherwise, will affect the Series’ duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of that termination.

4.	Independent Contractor. Nothing herein shall be construed to create a joint venture, partnership, or an employee/employer relationship between the Series and Landa Holdings. Landa Holdings shall be an independent contractor pursuant to this Agreement. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of Landa Holdings or any of its Related Parties (as defined herein).

5.	Disclaimer; Limitation of Liability.

(a)	Landa Holdings makes no representations or warranties, express or implied, with respect to the Services.

(b)	Neither Landa Holdings nor any of its officers, directors, managers, principals, shareholders, partners, members, employees, agents, representatives and affiliates (each a “Related Party” and, collectively, the “Related Parties”) shall be liable to the Series or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of this Agreement. In no event will Landa Holdings or any of its Related Parties be liable to the Series for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if Landa Holdings had been advised of the possibility of such damages. Under no circumstances will the liability of Landa Holdings and the Related Parties exceed, in the aggregate, the fees actually paid to Landa Holdings hereunder.

6.	Indemnification. To the fullest extent permitted by law, and subject to the limitations set forth in this Section 6, and with, in each case, the Manager’s prior approval, (a) the Series shall indemnify the Manager and any director, officer, or employee of the Manager for the entirety of any actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses that the Manager or any director, officer, or employee of the Manager may suffer including, but not limited to, any Manager, director, officer, or employee who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto, solely by reason of the fact that he, she or it is or was a Manager or any director, officer, or employee of the Manager and was acting within scope of duties; (b) the Series shall pay, and advance or if the foregoing is not practicable, reimburse the Manager or any director, officer, or employee of the Manager for expenses incurred by it, him or her (1) in advance of any disposition of a Proceeding to which such Manager or any director, officer, or employee of the Manager was, is or is threatened to be made a party, and (2) in connection with his or her appearance as a witness or other participation in any Proceeding. Such indemnification shall also include reasonable counsel fees. The provisions of this Section 6 shall not be exclusive of any other right under any law, provision of the Certificate of Registered Series, the Certificate of Formation or this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a material breach of this Agreement or the duties set forth herein, which breach, in the Manager’s reasonable opinion, causes a substantial loss to the Series, but shall apply to actions constituting simple negligence. The Series may purchase and maintain insurance to protect itself and the Manager, or any director, officer, or employee of the Manager, employee or agent of the Series, whether or not the Series would have the power to indemnify such Person under this Section 6.

7.	Miscellaneous.

(a)	Amendments and Waivers. The terms of this Agreement may be amended or waived only with the written consent of the parties.

(b)	Entire Agreement. This Agreement, including the schedules attached hereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof, as applicable.

(c)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto, except (i) if the Company or Series shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s or Series’ obligations under this Agreement, the Series may assign its rights hereunder to that company and (ii) Landa Holdings may assign its rights and obligations hereunder to any affiliate. Any attempted transfer or assignment in violation of this Section 7(c) shall be void.

(d)	Notices. All notices and other communications provided for herein must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail, or e-mailed. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next business day for the recipient).

(e)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

(f)	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision(s) in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then: (i) such provision(s) shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(g)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)	Attorneys’ Fees. In the event any legal action or arbitration or other proceeding between Landa and the Series is brought for the enforcement of this Agreement, the primarily prevailing party in such proceeding shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of October 2, 2020.

LANDA HOLDINGS, INC.

By:	Yishai Cohen
	Name:	Yishai Cohen
	Title:	Chief Executive Officer and President

LANDA APP LLC - 271 TIMBER WOLF TRAIL GRIFFIN GA LLC

By	Landa Holdings, Inc., as Manager

By:	Yishai Cohen
	Name:	Yishai Cohen
	Title:	Chief Executive Officer and President

[Signature Page to Management Services Agreement]

SCHEDULE A

DESCRIPTION OF SERVICES

1.	Property Acquisition/Disposition Services

Landa Holdings is responsible for identifying the residential or commercial rental property that the Series will attempt to acquire and hold as its primary asset (the “Property”). Additional acquisition services provided include but are not limited to: (i) conducting required due diligence, (ii) obtaining Property appraisals, (iii) coordinating Property inspections, and (iv) negotiating the purchase of the Property on behalf of the Series.

In addition, Landa Holdings may market and solicit offers to sell the Series’ Property in its sole discretion.

2.	Property Management Services

Landa Holdings will market the Property and solicit tenants to rent the Property, coordinate the maintenance and upkeep of the Property, and otherwise manage (or arrange for the management of) the Property.

3.	Consulting Services

Landa Holdings will provide customized advisory services to the Series.

4.	Personnel

Landa Holdings will provide a management team and the necessary support personnel (including legal and accounting services providers) to assist the Company and the Series with, among other things, its operational needs and assist the Company in its compliance with any legal and regulatory requirements.

5.	Landa Mobile Application Services

Landa Holdings will provide Landa Mobile App hosting, support and other technical services; provided, however, that, in the event that Landa Holdings engages a third-party service provider in connection with the Landa Mobile App, the Company and each Series shall comply with any terms and conditions of such third party service provider agreed in writing by Landa Holdings, solely to the extent the applicable terms and conditions require that such terms be passed through to the Company and/or the Series, as applicable.

SCHEDULE B

FEES AND EXPENSES

1.	FEES:

a.	Acquisition Fee: $6,822.72 (equal to 6% of the purchase price of the Property)

b.	Monthly Management Fee: 8% of the gross monthly rental income of the Property.

2.	EXPENSES:

a.	Special Servicing of Non-Performing Properties and Liquidation: The Series will reimburse Landa Holdings for any out-of-pocket expenses in connection with the special servicing of non-performance of the Property and the liquidation of the Property.

b.	Fixture/Capital Repair Services: The Series will reimburse Landa Holdings for any out-of-pocket expenses paid to third parties in connection with providing fixture and capital repair services for the Property. This does not include Landa Holding’s overhead and administrative costs, employee costs borne by Landa Holdings, or utilities or technology costs.

c.	Reimbursement of Acquisition Expenses: The Series will reimburse Landa Holdings for actual expenses in connection with the evaluation, discovery, investigation, development and acquisition of the Property.